Exhibit 4.1

AMENDMENT TO SECOND AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT TO SECOND AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), executed as a Deed Poll, dated as of September 2, 2011, to the Second Amended and Restated Rights Agreement, dated as of September 8, 2009 (the “Rights Agreement”), by and among Cooper Industries plc, a company incorporated in Ireland under registered number 471954 (the “Company”), Cooper Industries, Ltd., a Bermuda company (“Cooper Bermuda”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). Terms used herein but not defined shall have the meaning assigned to them in the Rights Agreement.

WHEREAS, the Company, Cooper Bermuda and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend the Rights Agreement in accordance with the provisions of such Section 27; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to provide that any “Person” that is a “Qualified Institutional Investor” (as defined herein) will not be deemed an “Acquiring Person.”

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

(k) “Qualified Institutional Investor” shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the Ordinary Shares of the Company, does in fact report) beneficial ownership of Ordinary Shares of the Company on Schedule 13G, and such Person (i) is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Ordinary Shares of the Company, (ii) shall be the Beneficial Owner of less than 15% of the Ordinary Shares of the Company then outstanding (including in such calculation the holdings of all of such Person’s Affiliates and Associates other than those which, under published interpretations of the SEC or its Staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the Ordinary Shares of the Company) and (iii) shall be the Beneficial Owner of less than 18% of the Ordinary Shares of the Company then outstanding.

2. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Ordinary Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (ii) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of Ordinary Shares outstanding due to the repurchase of Ordinary Shares by the Company, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional Ordinary Shares constituting 1% or more of the then outstanding Ordinary Shares or (iii) a Qualified Institutional Investor.

3. Exhibit B to the Rights Agreement, being the form of Rights Certificate, is hereby modified and amended by inserting in the first paragraph following the words “dated as of September 8, 2009” the words “, as amended as of September 2, 2011”.

4. This Amendment shall be deemed to be a contract made under the laws of Ireland and for all purposes shall be governed by and construed in accordance with the laws of Ireland; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such Commonwealth.

5. Except as specifically amended by this Agreement, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, this Deed Poll has been executed and delivered as a Deed on the day and year first before written.

Given under the
Common Seal of COOPER INDUSTRIES PLC
By

/s/ Kirk S. Hachigian
Director

/s/ Terrance V. Helz
Secretary

Signed
by
a duly authorized representative of
COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Dennis V. Moccia
Manager, Contract Administration